    As filed with the Securities and Exchange Commission on August 31, 1999.
                                                  Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         -----------------------------

                                  RENEX CORP.
             (Exact name of registrant as specified in its charter)

           Florida
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                         201 Alhambra Circle, Suite 800
                          Coral Gables, Florida 33314
                                 (305) 448-2044
       (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         -----------------------------

                                 JAMES P. SHEA
                       President/Chief Executive Officer
                                  Renex Corp.
                         201 Alhambra Circle, Suite 800
                          Coral Gables, Florida 33314
                                 (305) 448-2044
          (Name and address, including zip code, and telephone number, including area code, of agents for service)

                                With a Copy to:
                             BRYAN W. BAUMAN, ESQ.
                Wallace, Bauman, Legon, Fodiman & Shannon, P.A.
                        1200 Brickell Avenue, Suite 1720
                              Miami, Florida 33131
                                 (305) 444-9991

                         -----------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


------------------------------------------------------------------------------------------------------------------
                                                                               Proposed
                                                         Proposed              Maximum
 Title of Each Class of                                  Maximum              Aggregate             Amount of
    Securities to be            Amount to be          Offering Price           Offering            Registration
       Registered                Registered            Per Share(1)            Price(1)               Fee(1)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share                   495,420                $5.44               $2,695,085               $750
------------------------------------------------------------------------------------------------------------------

--------------------
(1) Pursuant to Rule 457(c), the fee is calculated on the basis of the average of the bid and asked prices on August 25, 1999 on the NASDAQ National Market for the Common Stock

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY THESES SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to Completion, dated August 31, 1999

PROSPECTUS
                                 495,420 Shares

                                  RENEX CORP.

                                  Common Stock

         The shareholders named in the table included in the "Selling Shareholders" section of this prospectus, which begins on page 10, are offering all of the shares of common stock covered by this prospectus. The shares being offered by these Selling Shareholders are issuable upon exercise of warrants that they own.

         The Selling Shareholders will sell their shares as described in the "Plan of Distribution" section, which begins on page 13. We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders. However, in order for any Selling Shareholder to be able to sell his shares of common stock, he will have to exercise his warrants and pay the exercise price of such warrants. In such event, we will receive aggregate proceeds from the exercise of the warrants totaling $3,390,513. We will pay the costs, expenses and fees incurred in registering the shares. We estimate that such costs will be around $15,000. The selling shareholder will be responsible for its own selling and other expenses it may incur.

         Our common stock is listed on the NASDAQ National Market System under the symbol "RENX." The last reported sale price of the common stock on August 25, 1999 was $5.375 per share.

         INVESTING IN RENEX COMMON STOCK INVOLVES CERTAIN RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is ____________, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

         Renex Corp. ("Renex") files annual and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy the Registration Statement on Form S-3 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by Renex, at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549 upon payment of the prescribed fees. Please call the Commission at 1-800-SEC-0330 for further information regarding the operations of its public reference rooms. The Commission also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants (like Renex) that file electronically with the Commission.

         Renex has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), which this prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows this Prospectus to "incorporate by reference" certain other information that Renex files with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the securities that we have registered.

         (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

         (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

         (3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999.

         (4) Our Proxy Statement dated May 7, 1999 for our Annual Meeting of Shareholders which was held on June 30, 1999.

         If you make a request for such information in writing or by telephone, we will provide you without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this Prospectus is a part. Requests for such information should be in writing addressed to JAMES P. SHEA, PRESIDENT/CHIEF EXECUTIVE OFFICER, 201 ALHAMBRA CIRCLE, SUITE 800, CORAL GABLES, FLORIDA 33134 (TELEPHONE: (305) 448-2044).

                           FORWARD-LOOKING STATEMENTS

         We have made-forward-looking statements in this Prospectus (and in the documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations. Also, when we use such words as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.


                                  THE COMPANY

         We provide dialysis and ancillary services to patients suffering from chronic kidney failure, generally referred to as end stage renal disease ("ESRD"). As of June 30, 1999, we provided dialysis and ancillary services to approximately 1,200 patients through 20 outpatient dialysis facilities and one staff-assisted home dialysis program in eight states. In addition to outpatient dialysis facilities, we provide inpatient dialysis services at 20 hospitals.

         ESRD is the state of advanced chronic kidney disease characterized by the irreversible loss of kidney function. A normal human kidney removes waste products and excess water from the blood, preventing water overload, toxin buildup and eventual poisoning of the body. Chronic kidney disease can be caused by a number of conditions, including inherited diseases, diabetes, hypertension and other illnesses. Patients suffering from ESRD require routine dialysis treatments or kidney transplantation to sustain life.

         Patients with ESRD generally receive dialysis treatments through a dialysis facility, which may be a free-standing or a hospital-based outpatient facility. The primary function of dialysis facilities is to provide ESRD patients with life sustaining kidney dialysis, including both hemodialysis and peritoneal dialysis. Our dialysis facilities are designed specifically for outpatient hemodialysis and for the training of peritoneal dialysis and home hemodialysis patients. We also provide a full range of ancillary services to ESRD patients.

         We were formed in July 1993 as a Florida corporation and opened our first dialysis facility in March 1994. We maintain our executive offices at 201 Alhambra Circle, Suite 800, Coral Gables, Florida 33134. Our telephone number at our corporate headquarters is (305) 448-2044.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing Renex. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         DEPENDENCE ON MEDICARE AND MEDICAID -- If Medicare or Medicaid change their reimbursement rates for dialysis, our revenue and earnings could decrease.

         We are reimbursed for dialysis services primarily at fixed rates established in advance under the Medicare ESRD program. If the government changes the Medicare, Medicaid or similar government programs or reduces the rates paid by those programs for our services, our revenues and earnings would be materially reduced. Approximately 67% of our net revenue for 1998, 74% of our net revenue for 1997 and 67% of our net revenues for 1996 consisted of reimbursement from Medicare and Medicaid, including the administration of EPO to treat anemia. EPO is a commonly used name for the drug erythropoietin, which is sold under the brand name Epogen7. The U. S. Congress establishes the maximum allowable charge Medicare can pay for dialysis treatment of Medicare patients. We receive 80% of this charge from Medicare and attempt to collect the balance from the patient, Medicaid or insurance companies, if any. The initial rate for outpatient dialysis treatments was established in 1972 and remained unchanged until 1983, when it was reduced from $138 per treatment to $127 per treatment, on average. The rate was reduced again in 1986 to $125 per treatment on average. The rate was increased to $126 per treatment on average in 1991, which is the current rate. We cannot predict whether future rates changes will be made. Any of the following actions, in addition to a rate reduction, could cause our revenue and earnings to materially decline:

         - An increase in operating costs that are subject to inflation, such as labor and supply costs, without a corresponding increase in reimbursement rates;

         - The inclusion of some or all ancillary services, for which we are now reimbursed separately in the flat reimbursement rate for a standard dialysis treatment;

         - Changes in laws, or the interpretations of laws which would require us to modify our operations.

         DEPENDENCE ON REIMBURSEMENT FOR EPO - If reimbursement for EPO decreases, its costs increases or it becomes in short supply, then we could be less profitable.

         Approximately 22% of our net operating revenues in 1998 was generated from EPO reimbursement. We receive a substantial majority of EPO reimbursement through the Medicare and Medicaid programs. Any reduction in the rate of EPO reimbursement through the Medicare and Medicaid programs could materially reduce our revenues and earnings. From time to time, EPO reimbursement programs have been, and in the future may be, subject to various legislative or administrative proposals to reduce the EPO reimbursement rates. For example, the U. S. Department of Health and Human Services, which operates the Medicare program, and the Clinton Administration have endorsed a 10% decrease in the Medicare reimbursement rates for EPO. Because we are unable to predict accurately the possible effect the proposed reduction would have on the cost of EPO or private reimbursement rates, we are unable to determine the net effect these actions would have on our revenue and earnings. In addition, EPO is produced by only one manufacturer. If the manufacturer, or other factors interrupt the supply of EPO or the manufacturer raises prices, then our revenues and earnings could decline.

         DEPENDENCE ON REIMBURSEMENT FROM PRIVATE INSURERS - If payments by private insurers, hospitals or managed care organizations decrease, our revenues and earnings could decrease.

         Approximately 33% of our net revenue in 1998 were from sources other than Medicare and Medicaid. These sources include payments from private insurers, managed care organizations and hospitals at rates that generally exceed Medicare and Medicaid rates. If these private payors reduce their rates or we experience a significant shift in our revenue mix toward additional Medicare or Medicaid reimbursement, then our revenues and earnings would decline. Any of the following events could have a material adverse effect on our revenue and earnings:

         - An increase in dialysis procedures reimbursed by private insurers, managed care organizations or hospitals could cause these organizations to reduce the rates they pay us;

         - A portion of our business that is currently reimbursed by private insurers or hospitals may become reimbursed by managed care organizations, which currently have lower reimbursement rates for our services;

         - The scope of coverage by Medicare or Medicaid under their reimbursement rate could expand and, as a result, reduce the extent of our services being reimbursed at the higher private insurance rates.

         OPERATIONS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION - If our business is alleged or found to violate health care or other applicable laws, our revenue and earnings could materially decrease.

         Our business is subject to extensive, frequently changing, federal, state and local regulation regarding the following:

         - fraud and abuse prohibitions under Medicare and other health care reimbursement laws;

         -     prohibitions and limitations on patient referrals;

         - false claims prohibitions under health care reimbursement programs;

         -     facility licensure requirements;

         -     health and safety requirements;

         -     environmental including medical waste disposal requirements.

         Some of these laws may restrict or prohibit our business in certain states. Much of this regulation, particularly in the areas of fraud and abuse and patient referral, is complex and open to differing interpretations. Due to the broad application of the statutory provisions and the absence in many instances of regulations or court decisions addressing the specific arrangements by which we conduct our business, including our medical director and physician stockholder arrangements, governmental agencies could challenge some of our practices under these laws. If any of our operations are found to violate these laws, we may be subject to severe sanctions or be required to alter or discontinue the challenged conduct. If we are required to alter our practices, we may not be able to do so successfully. The occurrence of any of these events could cause our revenue and earnings to decline.

         RAPIDLY CHANGING HEALTH CARE INDUSTRY - Changes in the health care delivery, financing or reimbursement systems could adversely affect our business.

         The health care industry in the United States is subject to changing political, economic and regulatory influences that may impact our operations and profitability. Health care organizations, public or private, may dramatically change the way they operate and pay for services. Our business is designed to function within the current health care financing and reimbursement system. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things reimbursement rates and levels of capital expenditures. In addition proposals to reform the health care industry have been considered by the federal government. It is uncertain what legislation or health care reform will ultimately be implemented, or whether other changes in the administration or interpretation of government health care programs will occur.

         RISKS INHERENT IN GROWTH STRATEGY - The acquisition and development of additional dialysis facilities may strain our existing resources and present integration problems.

         Much of our historical growth has come from acquisitions and we expect to continue to pursue growth through the acquisition and development of dialysis facilities. Much of our success in implementing our growth strategy depends, in part, on the following:

         -     the continued availability of suitable acquisition candidates;

         - identifying suitable locations and medical directors for de novo facilities; and

         - successfully integrating and managing the operations of any acquired companies and developed facilities.

Competition for acquisitions in the dialysis industry is intense, making the cost of acquiring dialysis facilities more expensive. Many of these competitors have significantly greater financial and management resources. Even if we are able to acquire facilities on favorable terms, such businesses may not perform well enough to justify the initial investment. Acquisitions involve a number of special risks related to their integration into our operating system. Our inability to integrate these acquisitions could have possible adverse effects on our operating results. This may be caused due to diversion of management's attention, our failure to retain key personnel of the acquired companies, the amortization of acquired intangible assets or lack of available resources. We may then not be able to achieve the anticipated benefits from an acquisition in a timely manner, which could lead to substantial costs and delays or other operational, technical or financial problems.

         POSSIBLE DILUTIVE EFFECT OF ACQUISITIONS ON SHAREHOLDERS - We may dilute the ownership of our existing shareholders if we complete acquisitions by the issuance of common stock or by incurring additional goodwill.

         We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt and amortization expense related to goodwill and other intangible assets in future acquisitions. All of our acquisitions have utilized the "purchase" accounting method in acquisitions. In all such cases, we have recorded goodwill (the excess of acquisition cost over identifiable tangible and intangible assets) and other intangible assets, which are then amortized yearly against our earnings at a blended average life of 22 years. We had approximately $8.0 million of goodwill and other intangibles, net as of June 30, 1999. Opportunities may be available in the future to use the "pooling of interests" accounting method for acquisitions, which does not result in recording goodwill. However, accounting policy makers have announced that they are considering substantially or completely curtailing the pooling of interests method, which would result in more goodwill and associated amortization expense for future acquisitions. Further, accounting policy makers have also announced that they may reduce the allowable life over which goodwill may be amortized, which would thereby increase amortization expense in each year. Interest expense on additional debt and amortization expense from acquisitions may significantly reduce our profitability.

         DEPENDENCE UPON PHYSICIAN REFERRALS - The loss of key referring physicians could reduce our patient base, revenues and earnings.

         Our success is highly dependent on referrals of ESRD patients by nephrologists who practice in the communities served by our dialysis facilities. It is customary in the dialysis industry that one or a few physicians account for all or a significant portion of a facility's patient referral base. The loss of one or more key referring physicians at a particular facility could materially reduce the revenues of that facility and could adversely affect that facility=s profitability Financial relationships with physicians and other referral sources are highly regulated. In the event that any of our relationships with referring nephrologists are determined to violate any of these applicable laws, we could be subject to criminal and civil fines, as well as expulsion or suspension from the Medicare and Medicaid programs.

         INTENSE COMPETITION WITHIN INDUSTRY - If we are unable to effectively compete in our markets, we could lose market share and our ability to be profitable will suffer.

         The dialysis industry is fragmented, rapidly consolidating and highly competitive. We compete within the dialysis industry for the acquisition of existing facilities, for relationships with referring physicians and for relationships with nephrologists to serve as medical directors for de novo facilities. There are several large dialysis companies that are part of larger companies that also manufacture dialysis equipment, which allows them to lower equipment costs and be more profitable. Several of our competitors, including the equipment manufacturers, are larger and have significantly greater financial and marketing resources than us. We also experience competition from local independent facilities owned by community physicians, hospitals and other entities that provide dialysis services. There can be no assurance that we will be able to compete effectively with any such providers. Competition has increased the cost of acquiring existing facilities and there can be no assurance that these costs will not continue to increase as a result of future industry consolidation, or that we will be able to compete effectively for such acquisitions.

         DEPENDENCE UPON KEY PERSONNEL - If we lose any of our executive officers, or are unable to attract and retain qualified management personnel and medical directors, our ability to run our business could be adversely affected and our revenue and earnings could decline.

         We are dependent upon the services and management skills of our executive officers, James P. Shea, President/Chief Executive Officer and Orestes L. Lugo, Senior Vice President/Chief Financial Officer. Mr. Shea has been with us since our formation. Mr. Lugo has served in his capacity since August 1995. Although we have entered into employment agreements with Messrs. Shea and Lugo and the employment agreements contain restrictive covenants following termination, the services of these individuals would be difficult to replace. We do not maintain key man life insurance on either officer. Further, our growth strategy will depend, in part, on our ability to attract and retain additional key management, marketing and operating personnel, as well as medical directors for our dialysis facilities. Such persons are in high demand and are often subject to offers from competitors.

         ANTI-TAKEOVER PROVISIONS - Provisions in our charter may deter a change of control which our shareholders may otherwise determine to be in their best interests.

           Our certificate of incorporation and bylaws and Florida law include provisions which may deter hostile takeovers, delay or prevent changes in control or changes in our management, or limit the ability of our stockholders to approve transactions that they may otherwise determine to be in their best interests. These provisions include:

         - A staggered Board of Directors which provides that each elected director serves for a term of three years. The staggered board requires two annual meetings to replace a majority of the Board of Directors.

         - A provision requiring that our stockholders may take action only at a duly called annual or special meeting of our stockholders and not by written consent;

         - A provision requiring a stockholder to give at least 90 days' advance notice of a proposal or director nomination that the stockholder desires to present at any annual or special meeting of stockholders;

         - A provision granting our board of directors the authority to issue up to five million shares of preferred stock and to determine the rights and preferences of the preferred stock without the need for further stockholder approval. The existence of this "blank-check" preferred stock could discourage an attempt to obtain control of us by means of a tender offer, merger, proxy contest or otherwise. Furthermore, this "blank-check" preferred stock may have other rights, including economic rights, senior to our common stock. Therefore, issuance of the preferred stock could have an adverse effect on the market price of our common stock.

         - A shareholder rights plan which would substantially dilute the interest sought by an acquiror and make such an acquisition more expensive.

         Each of these factors may have the effect of delaying, deferring or preventing an unsolicited takeover, even if such a change in control were at a premium price or favored by a majority of unaffiliated stockholders.

         In addition, Florida has enacted legislation that may deter or inhibit our takeover by another company. The Florida Control Share Act generally provides that in certain circumstances, shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires super-majority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding shares of the corporation or their affiliates.

         CONTROL BY EXISTING MANAGEMENT - Certain members of our board of Directors own a significant portion of our outstanding common stock.

         Our Board of Directors, officers and their respective affiliates beneficially own 36% of our outstanding common stock. Although these persons do not have any agreements or understandings to act or vote in concert, any such agreement, understanding or acting in concert would make it difficult for others to elect the entire Board of Directors, or to control the disposition of any matter submitted to a vote of shareholders.

         YEAR 2000 ISSUES - Our inability or the inability of our vendors to be Year 2000 computer compliant may result in the loss of revenue or increase in costs.

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century and, if not corrected, could fail or create erroneous results by or at the Year 2000. Our Year 2000 issues could reside in our own systems and in the systems of third parties with whom we have relationships that are material to our operations, such as reimbursement to us from fiscal intermediaries, governmental agencies and private payors along with utility companies, suppliers and other service providers to our facilities. We have undertaken, but not completed, an assessment of our Year 2000 issues. The assessment included testing of our internal systems and contacting third party vendors and payors regarding their systems. Such assessment indicates that there should not be any material operational issues associated with our internal computer systems facilities or equipment for Year 2000. However, until we have completed our assessment, we cannot be sure that our efforts to address our Year 2000 issues are appropriate, adequate or complete. Further, due to the overall complexity of the Year 2000 issues and the uncertainty surrounding third party responses to Year 2000 issues, undetected errors or non-compliance of third party systems or our failure to prepare adequately for the results of those errors or defects could cause us material unanticipated problems or costs. The extent and magnitude of the Year 2000 problem as it will affect us, both before, and for some period after January 1, 2000, are difficult to predict or quantify for a number of reasons. Among the most important are:

         - our lack of control over third party systems that are critical to our operations, including those of telecommunications and utility companies and governmental and non-governmental payors.

         - the complexity of testing interconnected networks and applications that depend on third party networks, and

         - the uncertainty surrounding how others will deal with liability issues raised by Year 2000 related failures.

Year 2000 issues could cause significant disruptions in our cash flow and operations, which could cause our costs to increase and our revenue and earnings to decline.

         FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

         -     the statements discuss our future expectations;

         - the statements contain projections of our future earnings or of our financial condition; and

         -     the statements state other "forward-looking" information.

         We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed above, as well as any cautionary language in or incorporated by reference into this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the above risk factors, elsewhere in or incorporated by reference into this prospectus and other events that we have not predicted or assessed could have a material adverse effect on our earnings, financial condition and business. If the events described above or other unpredicted events occur, then the trading price of our common stock could decline and you may lose all or part of your investment.


                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. However, in order for any Selling Shareholder to sell his shares, he will be required to exercise the warrants which entitle him to purchase such shares. We will receive $3,390,513 in the aggregate if all Selling Shareholders exercise their warrants.


                              SELLING SHAREHOLDERS

         The following table lists (a) the name of the Selling Shareholders (b) the number of shares of common stock beneficially owned by each Selling Shareholder prior to the offering (c) the number of shares being offered under this prospectus by such Selling Shareholders; and (d) the number of shares of common stock beneficially owned by each Selling Shareholder after the completion of the offering. The table assumes that the Selling Shareholders will sell all shares they are offering under this prospectus, and that the Selling Shareholders will not acquire additional shares of our common stock prior to completion of this offering. The shares are being registered to permit secondary trading of the Shares, and the Selling Shareholders may offer such shares for resale from time to time. See "Plan of Distribution."



                                                    Shares Beneficially Owned                       Shares to be Beneficially
                                                       Prior to Offering(1)                            Owned After Offering
                                                 ---------------------------      Shares Being      -------------------------
   Name and Address of Selling Shareholder           Shares       Percent(2)        Offered          Number       Percent(3)
   ---------------------------------------       -----------     -----------    ------------         ------       ---------
JEFFREY APPEL                                       38,334(4)        *               38,334             ---        ---
530 East 76th Street
New York, N. Y. 10021



                                                    Shares Beneficially Owned                       Shares to be Beneficially
                                                       Prior to Offering(1)                            Owned After Offering
                                                 ---------------------------      Shares Being      -------------------------
   Name and Address of Selling Shareholder           Shares       Percent(2)        Offered          Number       Percent(3)
   ---------------------------------------       -----------     -----------    ------------         ------       ---------
BISCAYNE NATIONAL CORP.                            106,122(5)       1.54              1,988         104,134       1.41
1200 Brickell Avenue, Suite 1720
Miami, Florida 33131

BMW INVESTMENTS                                      6,667(4)        *                6,667             ---        ---
100 Jericho Quadrangle, Suite 230
Jericho, N. Y. 11753

BRIAN BRILLE                                        10,000(6)        *                5,000           5,000         *
330 West 58th Street, Apt. 16-A
New York, N. Y. 10019

CALIZDAS, LTD.                                      37,651(7)        *                3,750          33,901         *
P.O. Box 1350, Georgetown
Grand Cayman, Cayman Island
British West Indies

TODD A. FODIMAN, ESQ.                                  750(8)        *                  750             ---        ---
1200 Brickell Avenue, Suite 1720
Miami, Florida 33131

BRUCE GALLOWAY                                      25,000(4)        *               25,000             ---        ---
216 East 47th Street, Apt. 2A
New York, N. Y. 10017

IRA GREENSPAN                                       38,334(4)        *               38,334             ---        ---
1675 York Avenue, Apt 10K
New York, N. Y. 10128

JOHN E. HUNT, SR.                                   85,659(9)       1.21              3,750          81,909       1.08
P.O. Box 14015
Tallahassee, FL 32317-1015

KENNETH H. KLINE AND CYNTHIA E. KLINE,               3,750(8)        *                3,750             ---        ---
Ten/ent.
644 Altara
Coral Gables, FL 33143

ORESTES L. LUGO                                    164,555(10)      2.35              3,750         160,805       2.14
1900 Sunset Harbor Drive, Unit 1102
Miami Beach, FL 33140

NEEDHAM & COMPANY, INC.                            150,000(11)      2.13            150,000             ---        ---
445 Park Avenue
New York, N. Y. 10022

JOEL C. NEWMAN                                       3,334(4)        *                3,334             ---        ---
245 East 58th Street, PH-A
New York, N. Y. 10022



                                                    Shares Beneficially Owned                       Shares to be Beneficially
                                                       Prior to Offering(1)                            Owned After Offering
                                                 ---------------------------      Shares Being      -------------------------
   Name and Address of Selling Shareholder           Shares       Percent(2)        Offered          Number       Percent(3)
   ---------------------------------------       -----------     -----------    ------------         ------       ---------
WILLIAM P. O'CONNOR                                 5,666(12)        *                1,013           4,653         *
117 Abingdon Court
Cary, NC 26513-3243

ALAN S. PAREIRA & BARBARA PAREIRA, JOINT           24,734(13)        *                7,500          17,234         *
TENANTS BY THE ENTIRETY
12440 S. W. 63 Avenue
Miami, FL 33156

GEORGE PEDRAZA                                     20,417(8)         *                3,750          16,668         *
66 W. Flagler Street, Suite 600
Miami, FL 33130

MERRILL, LYNCH, PIERCE,                            50,600(14)        *               15,000          35,600         *
  FENNER & SMITH CUST
FPO Milton J. Wallace, IRRA
8840 S.W. 136th Street
Miami, Florida


THE ESTATE OF                                      21,734(15)        *                3,750          17,984         *
IMRE J. ROSENTHAL
1370 Broadway
New York, N. Y. 10018

ARTHUR SHAPIRO AND                                771,338(16)      11.07              3,750         761,850(16)   10.21
RIVKA SHAPIRO, TEN/ENT.
3141 Royal Palm Avenue
Miami Beach, FL 33140

JAMES P. SHEA AND JULIE D. SHEA, JTWROS           410,113(17)       5.73             15,000         395,113        5.17
10295 Collins Avenue, Unit #1420
Bal Harbour, FL 33154

CHARLES J. SIMONS                                  61,549(18)        *                7,500          54,049         *
3646 S. W. 57th Avenue
Miami, FL  33133

SMITH BARNEY, INC. AS IRA ROLLOVER                 20,984(19)        *                3,750          17,234         *
CUSTODIAN FOR ARTHUR SHAPIRO
1000 E. Hallandale Beach Blvd.
Hallandale, FL 33009

VECTOR SECURITIES INTERNATIONAL, INC.             150,000(11)       2.13            150,000             ---        ---
1751 Lake Cook Road, Suite 350
Deerfield, IL 60015

-----------------------
*   Less than one (1%) percent.

(1) Except as set forth herein, all securities are directly owned and the sole investment and voting power are held by the person named. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of July 31, 1999 upon the exercise of options or warrants.

(2) Based upon 6,879,466 shares of Common Stock issued and outstanding. Each beneficial owner's percentage is determined by assuming that all such exercisable options or warrants that are held by such person (but not those held by any other person) have been exercised.

(3) Based upon 7,374,886 shares of Common Stock issued and outstanding assuming all warrants held by the Selling Shareholders are exercised.

(4) All such shares of common stock are issuable upon exercise of warrants at an exercise price of $3.00 until November 15, 1999.

(5) Includes (i) 1,988 shares of common stock issuable upon exercise of Series B Warrants at an exercise price of $6.00 per share until July 31, 2000 and which are being offered pursuant to this prospectus; and
         (ii) 6,667 shares of common stock issuable upon the exercise of other warrants. Milton J. Wallace, Chairman of the Board of the Company, is an officer , director and controlling stockholder of Biscayne National Corp.

(6) Includes (i) 5,000 shares of common stock issuable upon exercise of warrants at an exercise price of $3.00 until November 15, 1999 which are being offered pursuant to this prospectus; and (ii) 5,000 shares of common stock issuable upon the exercise of other warrants.

(7) Includes (i) 3,750 shares of common stock issuable upon exercise of Series B Warrants at an exercise price of $6.00 per share until July 31, 2000 and which are being offered pursuant to this prospectus; and
         (ii) 8,334 shares of common stock issuable upon the exercise of other warrants.

(8) All such shares of common stock are issuable upon exercise of Series B Warrants.

(9) Includes: (i) 3,750 shares of common stock issuable upon exercise of Series B Warrants; (ii) 8,341 shares of common stock issuable upon exercise of stock options; (iii) 6,667 shares of common stock issuable upon exercise of other warrants; (iv) 11,667 shares of common stock owned by Mr. Hunt's spouse; and (v) 1,667 shares of common stock issuable upon exercise of warrants owned by his spouse. Mr. Hunt disclaims beneficial ownership of the shares owned by his spouse. Mr. Hunt is a director of the Company.

(10) Includes: (i) 3,750 shares of common Stock issuable upon exercise of Series B Warrants; (ii) 3,334 shares of common stock issuable upon exercise of warrants; and (iii) 116,904 shares of common stock issuable upon exercise of stock options. Mr. Lugo is the Senior Vice President/Chief Financial Officer of the Company.

(11) All such shares of common stock are issuable upon exercise of warrants at an exercise price of $8.56 until October 7, 2002 (the
         "Representatives Warrants").

(12) Includes 1,013 shares of common stock issuable upon exercise of Series B Warrants.

(13) Includes 7,500 shares of common stock issuable upon exercise of Series B Warrants.

(14) Does not include the following securities owned by Mr. Wallace, the beneficiary of the individual retirement account: (i) 556,000 shares owned by Mr. Wallace and his wife (ii) 12,000 shares of Common Stock owned by Mr. Wallace and his wife as custodian for a child; (iii) 106,122 shares of Common Stock (including 8,655 of Common Stock issuable upon exercise of warrants and Series B Warrants) owned by a corporation, of which Mr. Wallace is an officer, director and controlling stockholder, and (iv) 88,091 shares of Common Stock issuable upon exercise of stock options. Except as set forth herein, all shares of Common Stock are owned jointly by Mr. Wallace and his wife. Mr. Wallace is the Chairman of the Board of the Company.

(15) Includes 3,750 shares of common stock issuable upon exercise of Series B Warrants.

(16) Except as set forth herein, all shares of Common Stock are owned jointly by Dr. Shapiro and his wife. Includes: (i) 17,234 shares of Common Stock owned by Dr. Shapiro's Individual Retirement Account;
         (ii) 39,876 shares of Common Stock issuable upon exercise of Stock options; (iii)106,122 shares of Common Stock (including 8,655 shares of Common Stock issuable upon exercise of warrants and Series B Warrants) owned by a corporation, of which Dr. Shapiro is an officer and director; (iv) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants; and (v) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants owned by Dr. Shapiro's Individual Retirement Account. Dr. Shapiro is the Vice Chairman of the Board of the Company. Shares to be Beneficially Owned After Offering assumes the sale of the shares offered herein by Biscayne National Corp. and Dr. Shapiro's Individual Retirement Account

(17) Except as set forth herein all shares of Common Stock and warrants are owned jointly by Mr. Shea and his wife. Includes: (i) 225,513 shares of Common Stock issuable upon exercise of Stock options; (ii) 33,334 shares of Common Stock issuable upon exercise of warrants; and (iii) 15,000 shares of Common Stock issuable upon exercise of Series B Warrants. Mr. Shea is the President/Chief Executive Officer and a Director of the Company.

(18) Includes: (i) 12,346 shares of Common Stock issuable upon exercise of Stock options; (ii) 1,667 shares of Common Stock issuable upon exercise of warrants; and (iii) 7,500 shares of Common Stock issuable upon exercise of Series B Warrants. Mr. Simons is a director of the Company.

(19) Includes 3,750 shares of common stock issuable upon exercise of Series B Warrants. Does not include the securities owned by Dr. Shapiro, the beneficiary of the individual retirement account which are listed in footnote 16 above unless indicated that they are owned by the individual retirement account.


                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of their Shares offered by this prospectus from time to time. These sales may be made:

         - in transactions (which may include block sales) on the NASDAQ national market (or any other exchange or automated quotation system in which our Common Stock may then be listed),

         -     in privately negotiated transactions or

         - through a combination of the above methods, and that sales will be made at fixed prices that may be changed, at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices.

         The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, such Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Brokerage fees may be paid by the Selling Shareholder, which may be in excess of usual and customary brokerage fees. Broker-dealers may agree with the Selling Shareholders to sell a specified number of Shares at a stipulated price, and, to the extent such a broker-dealer is unable to do so acting as agent for any Selling Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to such Selling Shareholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the NASDAQ National Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

         Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         The Selling Shareholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

         We will pay substantially all the expenses incident to this offering of Shares by the Selling Shareholders, other than brokerage and selling fees. The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and we or Selling Shareholders comply with the applicable requirements.

                           DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 30,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.01 par value. As of the date of this Prospectus, we had 6,879,466 shares of common stock presently issued and outstanding, held of record by approximately 200 shareholders. All of the shares being offered by the Selling Shareholders are issuable upon exercise of warrants. Assuming exercise of all such warrants, there will be 7,374,886 shares of Common Stock issued and outstanding. No shares of preferred stock are outstanding.

COMMON STOCK

         Each outstanding share of common stock is entitled to one vote, either in person or by proxy, in all matters that can be voted upon by the owners thereof at meetings of shareholders. The holders of common stock: (i) have equal ratable rights to dividends from funds legally available therefore when, as and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one non-cumulative vote per share in all matters on which our shareholders may vote at all meetings of shareholders.

PREFERRED STOCK

         Our Board of Directors is authorized by our Articles of Incorporation, without any action of our shareholders, to issue one or more class or series of preferred stock and to determine the dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and designations of such class or series. We have no present intention to issue any shares of preferred stock, except as indicated below.

         Our Board of Directors could issue a series of preferred stock, the terms of which, subject to certain limitations imposed by securities laws, may impede the completion of a merger, tender offer or other takeover attempt. Our Board of Directors will make any determination to issue such shares based on its judgment as to our best interest and the best interest of our shareholders at the time of issuance. The Board of Directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

         Our Board of Directors has authorized a new class of preferred stock consisting of 200,000 shares designated as Series A Junior Participating Preferred Stock. The Series A Junior Participating Preferred Stock are issuable upon the exercise of rights (a "Right") granted to each outstanding share of common stock in connection with the adoption by the Board of Directors of a Shareholder Rights Plan (the "Plan"). The Plan provided for a dividend distribution of one Right for each outstanding share of our common stock. Under the Plan, in specified circumstances when the Rights can be exercised, each Right will entitle shareholders to purchase one one-hundredth of a share of the Series A Junior Participating Preferred Stock at an exercise price of $25.00. The Rights will be exercisable only under certain circumstances relating to our possible acquisition, or tender offer from another company. Matters related to our Rights Plan issues are discussed in further detail in our current report on Form 8-K filed with the SEC on November 6, 1998.

WARRANTS

         The shares being sold pursuant to this prospectus are issuable upon the exercise of the following three classes of warrants: (a) warrants to purchase 78,751 shares of common stock exercisable until July 31, 2000 at an exercise price of $6.00 per share (the "Series B Warrants"); (b) warrants to purchase 116,669 shares of common stock exercisable until November 15, 1999 at an exercise price of $3.00 per share (the "Advisor Warrants"); and (c) warrants to purchase 300,000 shares of common stock exercisable until October 7, 2002 at an exercise price of $8.56 issued to the representatives of the underwriters of our initial public offering (the "Representatives' Warrants").

         We are not required to issue fractional shares upon exercise of any warrants, but may make cash payments for such fractional shares based on the then market price of our common stock. No holder of any warrants will be entitled to vote, receive dividends, or be deemed the holder of the common stock until such time as the warrants shall have been duly exercised and payment of the purchase price shall have been made. Shares of common stock issued upon the exercise of the warrants and on payment of the purchase price will be legally issued, fully paid and non-assessable.

ANTI-TAKEOVER PROVISIONS

         Certain portions of our Articles of Incorporation and By-laws may make more difficult the acquisition of control of us by various means, such as a tender offer, a proxy contest or otherwise. These provisions encourage persons seeking to acquire control to consult first with our Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of our capital stock or which is otherwise unfair to our shareholders.

         CLASSIFIED BOARD OF DIRECTORS. Our Articles of Incorporation provide for our Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving three year staggered terms.

         ADVANCE NOTICE. Our By-laws contain provisions relating to notice of shareholder meetings, which would prohibit a shareholder from nominating a person to the Board of Directors or proposing certain actions relating to our business without advance written notice to us. Such written notice must be received by us a minimum of 90 days prior to a shareholders' meeting and must contain specific information about the nominee and the shareholder who makes such nomination or proposal.

         BLANK CHECK PREFERRED STOCK. Our Articles of Incorporation provide our board of directors the authority to issue up to five million shares of preferred stock and to determine the rights and preferences of the preferred stock without the need for further stockholder approval.

         SHAREHOLDER RIGHTS PLAN. Our Board of directors adopted a Shareholder rights Plan in connection with the designation of Series A Junior Participating Preferred Stock described above.

         ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW. As a Florida corporation, we are subject to the anti-takeover provisions of Section 607.0901 of the Florida Business Corporation Act (the "Affiliated Transaction Statute"). In general, the Affiliated Transaction Statute requires the approval of the holders of two-thirds of the voting shares of a corporation, other than shares owned by an "interested shareholder," in order to effect an "affiliated transaction," such as a merger, sale of assets, or sale of shares, between a corporation and an interested shareholder. An "interested shareholder" is defined as a beneficial owner of 10% or more of the outstanding voting securities of the corporation. Such approval is not required where: (i) the affiliated transaction is approved by a majority of the disinterested directors; (ii) the interested shareholder owns 90% or more of the corporation's outstanding voting stock, or has owned 80% or more for five years; or (iii) the consideration paid in connection with the affiliated transaction satisfies the statutory "fair price" formula and the transaction meets certain other requirements. A corporation may elect, by the vote of a majority of the outstanding voting securities of the corporation (not including shares held by an interested shareholder), or by amendment to the articles or by-laws of the corporation, not to be subject to the provisions of the Affiliated Transaction Statute. The election will not be effective until 18 months after it is made, and will not apply to any affiliated transaction between the corporation and someone who was an interested shareholder prior to the effective date of the election.

         We may also be subject to the provisions of Section 607.0902 of the Florida Business Corporation Act (the "Control Share Acquisition Statute"). Under such statute, "control shares" of certain corporations acquired in a "control share acquisition," with certain exceptions, have no voting rights unless such rights are granted pursuant to a vote of the holders of a majority of the corporation's voting securities (excluding all "interested shares"). "Control shares" are shares that, when added to all other shares which a person owns or has the power to vote, would give that person any of the following grants of voting power: (i) one-fifth or more but less than one-third of the voting power; (ii) one-third or more but less than a majority of the voting power; and (iii) more than a majority of the voting power. A "control share acquisition" is the acquisition of ownership of, or the power to vote, outstanding control shares. Shares acquired within 90 days, or as part of a plan to effect a control share acquisition, are deemed to have been acquired in the same transaction. "Interested shares" include shares held by the person attempting to effect the control share acquisition, and shares held by employee-directors or officers of the corporation. A corporation may elect not to be subject to the Control Share Acquisition Statute by amendment to its articles or by-laws.

TRANSFER AGENT

         The Transfer Agent for our common stock is Continental Stock Transfer and Trust Company, New York, New York.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Florida Law permits a corporation to indemnify a director, officer, employee, or agent who is, or is threatened to be, made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is, or was, serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Articles of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Florida law, including circumstances in which indemnification is otherwise discretionary under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

         Our counsel, Wallace, Bauman, Legon, Fodiman & Shannon, P.A., Miami, Florida will pass upon the validity of the issuance of the shares of common stock offered hereby and certain other legal matters. Milton J. Wallace, a shareholder of the law firm, beneficially owns 812,813 shares of common stock and is a Selling Shareholder. Todd A. Fodiman, a shareholder of the law firm is also a Selling Shareholder. Other shareholders of such law firm beneficially own an aggregate of 12,000 shares of common stock.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Companys Annual Report on Form 10-K for the Year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing as stated in their report.


-------------------------------------------------------                -------------------------------------------
We have not authorized any dealer, salesman
or other person to give any information or represent
anything not contained or incorporated by
reference in this Prospectus. You must not rely on
any unauthorized information. This Prospectus
does not offer to sell any shares in any jurisdiction
where it is unlawful. The information in this
prospectus is current only as of its date.                                            RENEX CORP.




                                                                            --------------------------------


                                                                                      PROSPECTUS

                                                                            ---------------------------------


                                                                                         495,420

                                                                                        Shares of

                                                                                       COMMON STOCK
                                                                                     ($.001 par value)

                   TABLE OF CONTENTS
                                                 Page

WHERE YOU CAN FIND MORE INFORMATION.................2
DOCUMENTS INCORPORATED BY REFERENCE.................2
FORWARD-LOOKING STATEMENTS..........................3
THE COMPANY.........................................3
RISK FACTORS........................................3
USE OF PROCEEDS.....................................8
SELLING STOCKHOLDERS...............................10
DESCRIPTION OF SECURITIES..........................12
PLAN OF DISTRIBUTION...............................13
INDEMNIFICATION....................................14
LEGAL MATTERS......................................15
EXPERTS............................................15




                                                                                  _________________, 1998



-------------------------------------------------------                -------------------------------------------

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

         The following sets forth the estimated expenses and costs in connection with the issuance and distribution of securities being registered hereby. All such expenses will be borne by the Company.

           Securities and Exchange Commission Registration Fee...... $   750.00
           Accounting Fees and Expenses.............................   2,000.00*
           Legal Fees and Expenses..................................   8,000.00*
           Printing expenses........................................   2,000.00
           Miscellaneous............................................   1,250.00*
                                                                     ----------
           Total.................................................... $14,000.00
                                                                     ==========
---------------------

*     Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

         Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         ARTICLES AND BYLAWS. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         Certain of the following exhibits are filed as part of this registration statement.

EXHIBIT NO.    DESCRIPTION

3.1 Articles of Incorporation of the Registrant [incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 (Registration No. 333-32611)].

3.2 Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of Renex Corp. [Incorporated herein by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K (File No. 0-23165) filed with the Securities and Exchange Commission on November 6, 1998].

3.3 By-Laws of the Registrant [incorporated herein by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1 (Registration No. 333-32611)].

4.1 Specimen Certificate of the Registrant=s common stock [incorporated by reference to Exhibit No. 4.1 to the Registration Statement on Form S-1 (Registration No. 333-32611)].

4.2      Form of Series B Warrant Certificate

4.3      Form of Advisor Warrant Certificate

4.4 Form of Representatives Warrant [incorporated by reference to Exhibit No. 1.2 to the Registration Statement on Form S-1 (Registration No. 333-32611].

5.1 Opinion of Wallace, Bauman, Legon, Fodiman & Shannon, P.A., regarding the legality of the Common Stock.

23.1     Consent of Deloitte & Touche, LLP

23.2 Consent of Wallace, Bauman, Legon, Fodiman & Shannon, P.A. (included in Exhibit 5.1 above).

24 Power of Attorney (included on signature page of registration statement).

ITEM 17.  UNDERTAKINGS.

         (a)   The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those Paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the AExchange Act=), that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan=s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on the 26th day of August, 1999.

                                         RENEX CORP., a Florida corporation


                                         By: /s/ JAMES P. SHEA
                                             ----------------------------------
                                                       JAMES P. SHEA
                                             President/Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

               We, the undersigned, do hereby severally constitute and appoint JAMES P. SHEA and ORESTES L. LUGO, and each or either of time, our true and lawful attorneys and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement, and any amendments thereto, filed pursuant to Rule 462(b) increasing the amount of securities for which registration is being sought), and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each of either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


SIGNATURES                                       TITLE                                       DATE
----------                                       -----                                       ----

/S/ MILTON J. WALLACE                   Chairman of the Board                            August 26, 1999
---------------------------------
     MILTON J. WALLACE


/S/ JAMES P. SHEA                        Director, President and Chief Executive         August 26, 1999
---------------------------------        Officer
         JAMES P. SHEA


/S/ ORESTES L. LUGO                      Senior Vice President and Chief                 August 26, 1999
---------------------------------        Financial Officer
         ORESTES L. LUGO


/S/ EUGENE P. CONESE, SR.                Director                                        August 26, 1999
---------------------------------
      EUGENE P. CONESE, SR.


                                         Director                                        August __, 1999
---------------------------------
         MARK D. WALLACE


                                         Director                                        August __, 1999
---------------------------------
      C. DAVID FINCH, M.D.


/S/ ARTHUR G. SHAPIRO, M.D.              Director                                        August 26, 1999
---------------------------------
      ARTHUR G. SHAPIRO, M.D.


/S/ JOHN E. HUNT, SR.                    Director                                        August 26, 1999
---------------------------------
        JOHN E. HUNT, SR


                                         Director                                        August __, 1999
---------------------------------
        JEFFREY H. WATSON


/S/ CHARLES J. SIMONS                    Director                                        August 26, 1999
---------------------------------
        CHARLES J. SIMONS
